Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Principal Protected Triple One-Touch FX Range Notes due September 4, 2008
Final Term Sheet

Principal Amount:	$13,240,000.

Pricing Date:	February 19, 2008

Issue Date:	March 4, 2008

Maturity Date:

September 4, 2008 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Relevant Currencies:	United States dollars (USD), euro (EUR), Japanese yen (JPY) and pounds sterling (GBP).

Redemption Amount:	On the Maturity Date an amount which will be:

• if the Coupon Condition is satisfied, 103.25% of the principal amount of your note; or

• if the Coupon Condition is not satisfied, 100% of the principal amount of your note.

The Calculation Agent will determine the Redemption Amount per $1,000 principal amount of notes.

Coupon Condition:

Each of the Relevant Exchange Rates, as shown on the WM Company 4:00 p.m. London fix, is within the Specified Range on each day on which the WM Company 4:00 p.m. London fix is published during the period from and including the Issue Date to and including the Determination Date, as determined by the Calculation Agent.

Specified Ranges:	USD per EUR = 1.35 – 1.60

JPY per USD = 95.00 – 113.00

USD per GBP = 1.85 – 2.03

Determination Date:	August 21, 2008, unless such day is not a Business Day, in which case the Determination Date shall be the immediately preceding Business Day.

CUSIP:	00254EEE8

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.